SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                         Edison Brothers Stores, Inc.
                                (Name of Issuer)

                  SHARES OF COMMON STOCK, $.01 PAR VALUE
                          (Title of Class of Securities)


                                  280875303
                                (CUSIP Number)

                                JOHN C. WATERFALL
                               10 EAST 50TH STREET
                            NEW YORK, NEW YORK  10022
                                (212) 705-0500

                (Name, address and telephone number of person
               authorized to receive notices and communications)

                                September 26, 1997
            (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 29 pages

13D
CUSIP No.  280875303
___________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Morgens Waterfall Income Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 639,968
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 639,968
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 639,968
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.4%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                   706,514
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                   706,514
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   706,514
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                7.1%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 29 pages

13D
CUSIP No.  280875303
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners II, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                    739,601
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                    739,601
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                    739,601
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                7.4%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 4 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Restart Partners III, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                     705,399
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                     705,399
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     705,399
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                7.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners IV, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                        676,401
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                        676,401
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                676,401
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.8%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Restart Partners V, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                    642,942
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                    642,942
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                    642,942
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                           Endowment Restart, L.L.C.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                  649,634
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  649,634
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                649,634
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.5%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                           MW Overseas Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                         - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                626,956
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                626,956
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       626,956
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                           Morgens, Waterfall, Vintiadis & Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                         - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                649,634
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                649,634
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       649,634
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.5%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            MW Capital, L.L.C.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         639,968
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           639,968
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    639,968
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 29 pages

13D
CUSIP No.  280875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         706,514
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           706,514
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    706,514
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                7.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 29 pages

13D
CUSIP No.  06683M102
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group II, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         739,601
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           739,601
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    739,601
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                7.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 29 pages

13D
CUSIP No.  290875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group III, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         705,399
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           705,399
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    705,399
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                7.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 29 pages

13D
CUSIP No.  290875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group IV, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         676,401
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           676,401
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    676,401
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.8%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 29 pages

13D
CUSIP No.  290875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group V, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         642,942
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           642,942
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    642,942
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 29 pages

13D
CUSIP No.  290875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime, Inc.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         963,033
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           963,033
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    963,033
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                9.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 29 pages

13D
CUSIP No.  290875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            John C. "Bruce" Waterfall

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         998,723
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           998,723
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    998,723
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                9.99%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 29 pages

13D
CUSIP No.  290875303
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Edwin H. Morgens
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      998,723
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      998,723
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      998,723
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                9.99%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 19 of 29 pages

ITEM 1.  SECURITY AND ISSUER.

      This statement on Schedule 13D (the "Statement") filed with the Securities and Exchange Commission (the "SEC") by the persons named in Item 2 below relates to the shares of common stock, $.01 par value (the "Shares"), of Edison Brothers Stores, Inc. (the "Issuer"). The principal executive offices of the Issuer are located at 501 N. Broadway, St. Louis, Missouri 63102.

ITEM 2.  IDENTITY AND BACKGROUND.

      This Statement is filed jointly by (a) Morgens Waterfall Income Partners, L.P. ("MWIP"); (b) Restart Partners, L.P. ("Restart"); (c) Restart Partners II, L.P. ("Restart II"); (d) Restart Partners III, L.P. ("Restart III"); (e) Restart Partners IV, L.P. ("Restart IV"); (f) Restart Partners V, L.P. ("Restart V"); (g) Endowment Restart, L.L.C. ("Endowment"); (h) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"); (i) MW Capital, L.L.C. ("MW Capital"); (j) Prime Group, L.P. ("Prime"); (k) Prime Group II, L.P. ("Prime II"); (l) Prime Group III, L.P. ("Prime III"); (m) Prime Group IV, L.P. ("Prime IV"); (n) Prime Group V, L.P. ("Prime V"); (o) Prime, Inc.;
(p) MW Overseas Partners ("MW Overseas"); (q) John C. "Bruce" Waterfall ("Waterfall"); and (r) Edwin H. Morgens ("Morgens", and together with the persons listed in clauses (a) through (q) above, the "Reporting Persons").

      MWIP is a New York limited partnership whose principal business is to invest in securities of U.S. issuers. MW Capital, a Delaware limited liability company, is the general partner of MWIP. MWIP and MW Capital have their principal addresses at 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Capital. All information concerning Morgens and Waterfall is set forth below.

       Restart, Restart II, Restart III, Restart IV and Restart V are Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022. The principal businesses of Restart, Restart II, Restart III, Restart IV and Restart V are to invest in securities of financially troubled companies.

       Prime, Prime II, Prime III, Prime IV and Prime V are Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022, and are the general partners of Restart, Restart II, Restart III, Restart IV and Restart V, respectively. The principal businesses of Prime, Prime II, Prime III, Prime IV and Prime V are to act as the general partners of Restart, Restart II, Restart III, Restart IV and Restart V, respectively.

       Prime, Inc., the general partner of Prime, Prime II, Prime III, Prime IV and Prime V, is a Delaware corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime, Inc. is to act as general partner of Prime, Prime II, Prime III, Prime IV and Prime V. Waterfall is the President and a Director of Prime, Inc. Morgens is the Chairman of the Board of Directors and the Secretary of Prime, Inc. All information concerning Morgens and Waterfall is set forth below.


                             Page 20 of 29 pages

       Endowment is a Delaware limited liability company having its principal office c/o Morgens, Waterfall, Vintiadis & Company, Inc. located at 10 East 50th Street, New York, New York 10022. The principal business of Endowment is to invest in securities of various issuers. Morgens Waterfall serves as an investment advisor to Endowment as discussed below.

       MW Overseas is a Delaware general partnership having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of MW Overseas is to invest in securities of U.S. and non-U.S. issuers. The general partners of MW Overseas are Restart, Restart II, Restart III, Restart IV, Restart V, MWIP and Endowment, the information for which is set forth above.

       Morgens Waterfall is a New York corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Morgens Waterfall is the rendering of financial services. Waterfall is the President and a Director of Morgens Waterfall. Morgens is the Chairman of the Board of Directors and the Secretary of Morgens Waterfall. Morgens and Waterfall, each of whom is a United States citizen, have their principal addresses at the office of Morgens Waterfall, 10 East 50th Street, New York, New York 10022. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall.

       During the past five years, none of the persons described in this Item 2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of such persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

       Under a plan of reorganization of the Issuer pursuant to Chapter 11 of the U.S. Bankruptcy Code (the "Plan"), which became effective on September 26, 1997 (the "Effective Date"), MWIP, Restart, Restart II, Restart III, Restart IV, Restart V, Endowment and MW Overseas, as creditors of the Issuer, became entitled to receive, inter alia, Shares of the Issuer as of the Effective Date.

       Of the Shares acquired by each of the Reporting Persons named above under the Plan, the following is the aggregate amount of Shares which each of them is to receive pursuant to the Plan and the price paid for such Shares. The source of funds used for each purchase was the working capital of the respective Reporting Person.




                             Page 21 of 29 pages

                              Aggregate Number of
Reporting Person                     Shares                 Purchase Price

MWIP                                  13,012                $  127,704
Restart                               79,558                   780,820
Restart II                           112,645                 1,105,554
Restart III                           78,443                   769,874
Restart IV                            49,445                   485,276
Restart V                             15,986                   156,894
Endowment                             22,678                   222,570
MW Overseas                          626,956                 4,357,470

Total                                998,723                $8,006,162



      The purchase price indicated above reflects the approximate purchase price attributable to the Shares for each Reporting Person based upon the valuation of a package of notes, common stock, cash and other assets received by the Reporting Persons pursuant to the Plan.

ITEM 4.  PURPOSE OF TRANSACTION.

       MWIP, Restart, Restart II, Restart III, Restart IV, Restart V, Endowment and MW Overseas acquired the Shares as investments. The Reporting Persons have no present plans or proposals that relate to or would result in any of the actions enumerated in Item 4 of Schedule 13D except as reported in
Item 6 hereof.

          The Reporting Persons reserve the right to buy additional securities of the Issuer or sell securities of the Issuer from time to time.

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER.

      (a) and (b) The following is the aggregate amount of Shares that are beneficially owned by each Reporting Person:

                          Aggregate Number
                             of Shares                Percentage
Name                       Directly Owned               of Class

MWIP                           13,012                     0.1
Restart                        79,558                     0.8
Restart II                    112,645                     1.1
Restart III                    78,443                     0.8
Restart IV                     49,445                     0.5
Restart V                      15,986                     0.2
Endowment                      22,678                     0.2
MW Overseas                   626,956                     6.3

             Total            998,723                     9.99

                             Page 22 of 29 pages

      Endowment, in addition to the 22,678 Shares it directly owns, may be deemed an indirect beneficial owner of an additional 626,956 Shares by virtue of its position as a general partner of MW Overseas.

      MWIP, in addition to the 13,012 Shares it directly owns, may be deemed an indirect beneficial owner of an additional 626,956 Shares by virtue of its position as a general partner of MW Overseas.

      Restart, in addition to the 79,558 Shares it directly owns, may be deemed an indirect beneficial owner of an additional 626,956 Shares by virtue of its position as a general partner of MW Overseas.

      Restart II, in addition to the 112,645 Shares it directly owns, may be deemed an indirect beneficial owner of an additional 626,956 Shares by virtue of its position as a general partner of MW Overseas.

      Restart III, in addition to the 78,443 Shares it directly owns, may be deemed an indirect beneficial owner of an additional 626,956 Shares by virtue of its position as a general partner of MW Overseas.

      Restart IV, in addition to the 49,445 Shares it directly owns, may be deemed an indirect beneficial owner of an additional 626,956 Shares by virtue of its position as a general partner of MW Overseas.

      Restart V, in addition to the 15,986 Shares it directly owns, may be deemed an indirect beneficial owner of an additional 626,956 Shares by virtue of its position as a general partner of MW Overseas.

      Morgens Waterfall does not directly own any Shares. Morgens Waterfall may be deemed an indirect beneficial owner of 649,634 Shares by virtue of a contract with Endowment pursuant to which Morgens Waterfall provides discretionary investment advisory services.

     Prime does not directly own any Shares. Prime may be deemed an indirect beneficial owner of 706,514 Shares by virtue of its position as general partner of Restart.

     Prime II does not directly own any Shares. Prime II may be deemed an indirect beneficial owner of 739,601 Shares by virtue of its position as general partner of Restart II.

     Prime III does not directly own any Shares. Prime III may be deemed an indirect beneficial owner of 705,399 Shares by virtue of its position as general partner of Restart III.

    Prime IV does not directly own any Shares. Prime IV may be deemed an indirect beneficial owner of 676,401 Shares by virtue of its position as general partner of Restart IV.

     Prime V does not directly own any Shares. Prime V may be deemed an indirect beneficial owner of 642,942 Shares by virtue of its position as general partner of Restart V.

                              Page 23 of 29 pages

      Prime, Inc. does not directly own any Shares. Prime, Inc. may be deemed an indirect beneficial owner of 963,033 Shares by virtue of its position as general partner of Prime, Prime II, Prime III, Prime IV and Prime V; which are not direct beneficial owners of any Shares, but may be deemed to be indirect beneficial owners of Shares by virtue of their positions as general partners of Restart (79,558 Shares), Restart II (112,645 Shares), Restart III (78,443 Shares), Restart IV (49,445 Shares) and Restart V (15,986 Shares), respectively, each of which is a general partner of MW Overseas (626,956 Shares).

      MW Capital does not directly own any Shares. MW Capital may be deemed an indirect beneficial owner of 639,968 Shares by virtue of its position as general partner of MWIP (13,012 Shares), which is a general partner of MW Overseas (626,956 Shares).

      Waterfall does not directly own any Shares. Waterfall may be deemed an indirect beneficial owner of 998,723 Shares by virtue of his positions as President and a Director of Morgens Waterfall, as investment adviser to Endowment (22,678 Shares); as a managing member of MW Capital, as general partner of MWIP (13,012 Shares); as President and a Director of Prime, Inc., as general partner of each of Prime, Prime II, Prime III, Prime IV and Prime V, as general partners of Restart (79,558 Shares), Restart II (112,645 Shares), Restart III (78,443 Shares), Restart IV (49,445 Shares) and Restart V (15,986 Shares), respectively, where MWIP, Endowment, Restart, Restart II, Restart III, Restart IV and Restart V are each a general partner of MW Overseas (626,956 Shares).

      Morgens does not directly own any of the Shares. Morgens may be deemed an indirect beneficial owner of 998,723 Shares by virtue of his positions as Chairman, and Director of Morgens Waterfall, as investment advisor to Endowment (22,678 Shares); as a managing member of MW Capital, as general partner of MWIP (13,012 Shares); as Chairman of Prime, Inc., as general partner of each of Prime, Prime II, Prime III, Prime IV and Prime V, as general partners of Restart (79,558 Shares), Restart II (112,645 Shares), Restart III (78,443 Shares), Restart IV (49,445 Shares) and Restart V (15,986 Shares), respectively, where MWIP, Endowment, Restart, Restart II, Restart III, Restart IV and Restart V are each a general partner of MW Overseas (626,956 Shares).

      Each Reporting Person hereby disclaims that it has any beneficial ownership of the Shares owned, directly or indirectly, by any other entity.

      The percentage of Shares beneficially owned by each Reporting Person and in total is based upon 10,000,000 Shares outstanding as of September 26, 1997 as reported in the Plan.

      (c) Except as set forth in Item 3 above, there have been no other transactions involving the Shares by the Reporting Persons.

      (d) Except as set forth in this Item and Item 2 above, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

      (e)  Not applicable.

                               Page 24 of 29 pages

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO THE SECURITIES OF THE ISSUER.

       None of the persons identified in Item 2 above is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Issuer, except to the extent described in Item 2 and in the Joint Acquisition Statement attached as Exhibit 1 hereto.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT 1 There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

EXHIBIT 2 Power of Attorney, dated November 3, 1997, granted to Morgens and Waterfall by MWIP; MW Capital; Prime, Inc.; Prime; Prime II; Prime III; Prime IV; Prime V; Restart; Restart II; Restart III; Restart IV; Restart V; MW Overseas; Morgens Waterfall and Endowment; for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Commission pursuant to the requirements of Rule 13d-1(f).

























                              Page 25 of 29 pages

SIGNATURES

       After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

                                    The Reporting Persons listed herein


                                         /s/ Bruce Waterfall
Dated:  November 3, 1997          By: ___________________________________
                                        John C. "Bruce" Waterfall, on his
                                        own behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons


                                         /s/ Edwin H. Morgens
                                  By: ___________________________________
                                        Edwin H. Morgens, on his own
                                        behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons
























                               Page 26 of 29 pages

EXHIBIT 1

                          JOINT ACQUISITION STATEMENT
                          PURSUANT T0 RULE 13D-1(f)1

       The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.



Dated:  November 3, 1997           By:  /s/ Bruce Waterfall
                                     ___________________________________
                                     John C. "Bruce" Waterfall, on his
                                     own and as attorney-in-fact for
                                     each of the other Reporting Persons


                                By:  /s/ Edwin H. Morgens
                                     ___________________________________
                                     Edwin H. Morgens, on his own
                                     behalf and as attorney-in-fact
                                     for each of the other Reporting
                                     Persons



















                              Page 27 of 29 pages

EXHIBIT 2

                            POWER OF ATTORNEY

      The undersigned hereby appoint John C. "Bruce" Waterfall and Edwin H. Morgens each with full power of substitution, as their attorneys-in-fact for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended. The undersigned hereby ratify the execution on their behalf, prior to the date hereof, by John C. "Bruce" Waterfall or Edwin H. Morgens of any Schedule 13Ds or amendments thereto for the aforesaid purpose.

      IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be duly executed as of November 3, 1997.


MORGENS WATERFALL INCOME PARTNERS, L.P.

By: MW Capital, L.L.C.
    General Partner

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


MW CAPITAL, L.L.C.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


ENDOWMENT RESTART, L.L.C.

By: Morgens, Waterfall, Vintiadis & Company, Inc.
    Agent/Investment Advisor

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


MORGENS, WATERFALL, VINTIADIS & COMPANY, INC.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President



                                  Page 28 of 29 pages

RESTART PARTNERS, L.P.
RESTART PARTNERS II, L.P.
RESTART PARTNERS III, L.P.
RESTART PARTNERS IV, L.P.
RESTART PARTNERS V, L.P.

By: PRIME GROUP, L.P.
    PRIME GROUP II, L.P.
    PRIME GROUP III, L.P.
    PRIME GROUP IV, L.P.
    PRIME GROUP V, L.P.
    As General Partners of Restart Partners, L.P.,
    Restart Partners II, L.P., Restart Partners III, L.P.,
    Restart Partners IV, L.P. and Restart Partners V, L.P., respectively

By: PRIME, INC.
    As general partner of Prime Group, L.P., Prime Group II, L.P.,
    Prime Group, III, L.P., Prime Group IV, L.P. and Prime Group V, L.P.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


MW OVERSEAS PARTNERS
By: MORGENS WATERFALL INCOME PARTNERS, L.P.
    As General Partner of MW Overseas Partners

By: MW CAPITAL, L.L.C.
    As General Partner of Morgens Waterfall Income Partners, L.P.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


JOHN C. "BRUCE" WATERFALL

     /s/ Bruce Waterfall
By: _________________________


EDWIN H. MORGENS

     /s/ Edwin H. Morgens
By: _________________________






                              Page 29 of 29 pages
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